Exhibit 99.1
LIFE STORAGE, INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)	June 30, 2023 (unaudited)	December 31, 2022
Assets
Investment in storage facilities:
Land	$1,312,600	$1,307,425
Building, equipment, and construction in progress	6,908,830	6,864,381
	8,221,430	8,171,806
Less: accumulated depreciation	(1,260,961)	(1,170,520)
Investment in storage facilities, net	6,960,469	7,001,286
Cash and cash equivalents	60,006	24,406
Accounts receivable	23,897	24,153
Receivable from unconsolidated joint ventures	1,479	1,562
Investment in unconsolidated joint ventures	289,808	275,190
Prepaid expenses	12,432	10,363
Trade name	16,500	16,500
Other assets	29,949	34,270
Total Assets	$7,394,540	$7,387,730
Liabilities
Line of credit	$654,000	$595,000
Term notes, net	2,753,527	2,751,632
Accounts payable and accrued liabilities	137,807	148,130
Deferred revenue	35,256	33,192
Mortgages payable	32,296	36,258
Total Liabilities	3,612,886	3,564,212
Noncontrolling redeemable Preferred Operating Partnership Units at redemption value	—	89,077
Noncontrolling redeemable Common Operating Partnership Units (see Note 2)	243,561	107,074
Shareholders’ Equity
Common stock $.01 par value, 200,000,000 shares authorized, 85,102,868 shares outstanding at June 30, 2023 (85,019,884 at December 31, 2022)	851	850
Additional paid-in capital	3,886,640	3,886,317
Dividends in excess of net income	(351,562)	(261,510)
Accumulated other comprehensive loss	(2,749)	(3,207)
Total Shareholders’ Equity	3,533,180	3,622,450
Noncontrolling interest in consolidated subsidiary	4,913	4,917
Total Equity	3,538,093	3,627,367
Total Liabilities and Equity	$7,394,540	$7,387,730

See notes to consolidated financial statements.

LIFE STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share data)	2023	2022	2023	2022
Revenues
Rental income	$243,024	$227,239	$483,507	$432,748
Tenant reinsurance	21,214	18,257	41,505	35,525
Other operating income	13,348	11,550	26,176	22,264
Total operating revenues	277,586	257,046	551,188	490,537
Expenses
Property operations and maintenance	45,255	42,458	92,561	84,827
Tenant reinsurance	8,690	6,481	17,910	13,328
Real estate taxes	27,437	25,356	54,874	49,879
General and administrative	34,594	18,636	62,412	34,502
Depreciation and amortization	47,157	48,076	94,926	94,476
Total operating expenses	163,133	141,007	322,683	277,012
Gain on sale of non-real estate assets	76	1,925	762	1,965
Income from operations	114,529	117,964	229,267	215,490
Other income (expenses)
Interest expense	(34,513)	(25,505)	(67,626)	(49,745)
Interest income	10	4	22	18
Equity in income of joint ventures	2,159	1,914	3,788	4,032
Net income	82,185	94,377	165,451	169,795
Net loss (income) attributable to noncontrolling preferred interests in the Operating Partnership	330	(1,007)	—	(2,003)
Net income attributable to noncontrolling common interests in the Operating Partnership	(1,741)	(1,106)	(3,074)	(1,953)
Net (income) loss attributable to noncontrolling interests in consolidated subsidiary	(1)	—	4	—
Net income attributable to common shareholders	$80,773	$92,264	$162,381	$165,839
Earnings per common share attributable to common shareholders – basic	$0.95	$1.09	$1.91	$1.98
Earnings per common share attributable to common shareholders – diluted	$0.94	$1.09	$1.90	$1.97
Common shares used in basic earnings per share calculation	84,977,931	84,270,378	84,956,896	83,957,402
Common shares used in diluted earnings per share calculation	85,165,746	84,428,182	85,272,079	84,132,978
Dividends declared per common share	$1.20	$1.00	$2.40	$2.00

See notes to consolidated financial statements.

LIFE STORAGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2023	2022	2023	2022
Net income	$82,185	$94,377	$165,451	$169,795
Other comprehensive income:
Effective portion of gain on derivatives net of reclassification to interest expense	229	229	458	458
Total comprehensive income	82,414	94,606	165,909	170,253
Comprehensive income attributable to noncontrolling interests in the Operating Partnership	(1,416)	(2,113)	(3,078)	(3,956)
Comprehensive income attributable to common shareholders	$80,998	$92,493	$162,831	$166,297

See notes to consolidated financial statements.

LIFE STORAGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(dollars in thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Operating Activities
Net income	$165,451	$169,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,926	94,476
Amortization of debt issuance costs and bond discount	3,072	2,654
Equity in income of joint ventures	(3,788)	(4,032)
Distributions from unconsolidated joint ventures	9,224	8,125
Non-vested stock earned	3,675	3,404
Other	(5,253)	(1,977)
Changes in assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	1,649	(3,344)
Prepaid expenses	(2,365)	(2,099)
Receipts from (advances to) joint ventures	83	(292)
Accounts payable and other liabilities	(11,159)	(11,229)
Deferred revenue	2,064	3,581
Net cash provided by operating activities	257,579	259,062
Investing Activities
Acquisition of storage facilities, net of cash acquired	—	(571,618)
Improvements, equipment additions, and construction in progress	(51,227)	(39,529)
Proceeds from sale of non-real estate assets	1,377	2,603
Investment in unconsolidated joint ventures	(19,870)	(23,106)
Property deposits	745	2,587
Net cash used in investing activities	(68,975)	(629,063)
Financing Activities
Net proceeds from sale of common stock	1,116	100,807
Proceeds from line of credit	205,000	443,000
Repayments of line of credit	(146,000)	(140,000)
Dividends paid - common stock	(204,198)	(168,000)
Distributions to noncontrolling interest holders	(4,495)	(3,935)
Issuance of operating partnership units	88,674	—
Redemption of operating partnership units	(88,078)	(245)
Mortgage principal payments	(3,832)	(255)
Net cash (used in) provided by financing activities	(151,813)	231,372
Net increase (decrease) in cash and restricted cash	36,791	(138,629)
Cash and restricted cash at beginning of period	29,461	176,434
Cash and restricted cash at end of period	$66,252	$37,805
Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$67,733	$48,734
Cash paid for income taxes, net of refunds	$2,064	$2,014

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. BASIS OF PRESENTATION
The accompanying unaudited financial statements of Life Storage, Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023.
2. ORGANIZATION
At June 30, 2023, the Company operated as a self-administered and self-managed real estate investment trust (a “REIT”) that owned and operated self-storage properties. All of the Company’s assets are owned by, and all its operations are conducted through, Life Storage LP (the "Operating Partnership"). At June 30, 2023, Life Storage Holdings, Inc. was a wholly owned subsidiary of the Company (“Holdings”) and the sole general partner of the Operating Partnership; the Company was a limited partner of the Operating Partnership and, through its ownership of Holdings and its limited partnership interest, controlled the operations of the Operating Partnership, holding a 97.8% ownership interest therein as of June 30, 2023. The remaining ownership interests in the Operating Partnership (the “Units”) were held by certain former owners of assets acquired by the Operating Partnership. Terms such as “we,” “us,” or “our” used in this report refer to the Company. As discussed further in Note 15, the Company merged with Extra Space Storage Inc. ("Extra Space") in July 2023.
At June 30, 2023, we had an ownership interest in and/or managed 1,227 self-storage properties in 37 states and the District of Columbia. Among our 1,227 self-storage properties are 146 properties that we manage for unconsolidated joint ventures (see Note 10) and 323 properties that we manage and in which we have no ownership interest.
We consolidate all wholly owned subsidiaries. Partially owned entities, including joint ventures, are consolidated when we control the entity. Our consolidated financial statements include the accounts of the Company, the Operating Partnership, Life Storage Solutions, LLC (one of the Company’s taxable REIT subsidiaries), Warehouse Anywhere LLC, and all other wholly owned subsidiaries. Also included in our consolidated financial statements is one joint venture of which we owned 83% of the equity and were the primary beneficiary of the joint venture. All intercompany transactions and balances have been eliminated. Investments in joint ventures that we do not control but over which we have significant influence are accounted for using the equity method.
Included in the Company’s consolidated balance sheets are noncontrolling redeemable Operating Partnership Units at redemption value. These interests are presented in the “mezzanine” section of the consolidated balance sheets because they do not meet the functional definition of a liability or equity under current accounting literature. These represent the outside ownership interests of the limited partners in the Operating Partnership. During the six months ended June 30, 2023, 3,523,113 preferred Operating Partnership Units were converted to 829,943 common Operating Partnership Units. After these conversions, no preferred Operating Partnership Units remained outstanding at June 30, 2023. There were 1,871,203 and 1,041,260 common noncontrolling redeemable Operating Partnership Units outstanding at June 30, 2023 and December 31, 2022, respectively, and 3,523,113 preferred noncontrolling redeemable Operating Partnership Units outstanding at December 31, 2022. The preferred noncontrolling redeemable Operating Partnership Units ranked senior to all other partnership interests with respect to distributions and liquidation.
As of June 30, 2023, the common unitholders were entitled to receive distributions per unit equivalent to the dividends declared per share on the Company’s common stock. The preferred unitholders were entitled to receive a fixed priority return of 4.5% and the preferred noncontrolling redeemable Operating Partnership Units were convertible at the option of the unitholders into common noncontrolling redeemable Operating Partnership Units. Upon any such conversion, each preferred noncontrolling redeemable Operating Partnership Unit being converted was convertible into a number of common Operating Partnership Units equal to the quotient of (i) the stated value of the preferred noncontrolling redeemable Operating Partnership Units being converted (such stated value being $25.00 per preferred noncontrolling redeemable Operating Partnership Unit) plus any accrued and unpaid distributions, divided by (ii) the average closing price of the Company's common stock over the 90 consecutive trading days ending the trading day preceding the date of conversion. The Operating Partnership was obligated to redeem each of the common noncontrolling redeemable Operating Partnership Units at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock based on a 10-day average of the daily market price, at the time of such redemption, provided that the Company, at its option, could elect to acquire any such Unit presented for redemption for one common share or cash.
The Company accounts for the noncontrolling redeemable Operating Partnership Units under the provisions of Accounting Standards Codification (ASC) Topic 480-10-S99. The application of the ASC Topic 480-10-S99 accounting model requires the noncontrolling interest to follow normal noncontrolling interest accounting and then be marked to redemption value at the end of each reporting period if higher (but never adjusted below that normal noncontrolling interest accounting amount) for the common noncontrolling redeemable Operating Partnership Units. The offset to the adjustment to the carrying amount of the common noncontrolling redeemable Operating Partnership Units is reflected in the Company’s dividends in excess of net income. The value of common noncontrolling redeemable Operating Partnership Units at June 30, 2023 is equal to the number of common noncontrolling interest units outstanding multiplied by the fair market value of the Company’s common stock at that date. Redemption value exceeded the value determined under the Company’s historical basis of accounting at June 30, 2023. The redemption value of the common noncontrolling redeemable Operating Partnership Units was less than the normal noncontrolling interest amount at December 31,

2022. Accordingly, in the accompanying consolidated balance sheets, common noncontrolling redeemable Operating Partnership Units are reflected at the normal noncontrolling interest accounting amount at December 31, 2022 and at redemption value at June 30, 2023. ASC Topic 480-10-S99 requires the preferred noncontrolling redeemable Operating Partnership Units to be valued at fair value as of the date of issuance and to continue to be recorded at the value determined at initial measurement plus any accrued distributions.
The following is a reconciliation of the Company’s common noncontrolling redeemable Operating Partnership Units for the period:

(dollars in thousands)	Six Months Ended June 30, 2023
Beginning balance	$107,074
Net income attributable to noncontrolling common interests in the Operating Partnership	3,074
Issuance of units	88,674
Distributions	(3,495)
Adjustment to redemption value	48,234
Ending balance	$243,561

The following is a reconciliation of the Company’s preferred noncontrolling redeemable Operating Partnership Units for the period:

(dollars in thousands)	Six Months Ended June 30, 2023
Beginning balance	$89,077
Redemption of units	(88,078)
Distributions	(999)
Ending balance	$—

The disaggregated revenues of the Company presented in accordance with ASC Topic 606 “Revenue from Contracts with Customers” are as follows:

(dollars in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Rental income	$243,024	$227,239	$483,507	$432,748
Tenant reinsurance	21,214	18,257	41,505	35,525
Management and acquisition fee income	7,730	6,340	14,664	12,196
Other	5,618	5,210	11,512	10,068
Total operating revenues	$277,586	$257,046	$551,188	$490,537

Management and acquisition fee income is included in other operating income in the consolidated statements of operations.

During the six months ended June 30, 2023, approximately 15% of the Company’s revenue was derived from self-storage facilities in each of the states of Texas and Florida.
3. STOCK BASED COMPENSATION
The Company accounts for stock-based compensation under the provisions of ASC Topic 718, “Compensation - Stock Compensation.” The Company recognizes compensation cost in its financial statements for all share-based payments granted, modified, or settled during the period.
For awards with graded vesting, compensation cost is recognized on a straight-line basis over the related vesting period.
For the three months ended June 30, 2023 and 2022, the Company recorded compensation expense of $1,911,000 and $1,744,000, respectively, related to amortization of non-vested stock grants and performance-based awards. For the six months ended June 30, 2023 and 2022, the Company recorded compensation expense of $3,675,000 and $3,404,000, respectively, related to amortization of non-vested stock grants and performance-based awards.

During the three and six months ended June 30, 2023, 19,500 options were exercised by directors of the Company at a weighted average price of $57.24 per share. During the six months ended June 30, 2022, 5,250 options were exercised by directors of the Company at a weighted average exercise price of $32.95 per share. No stock options were exercised by employees or directors during the three months ended June 30, 2022.
During the six months ended June 30, 2023, the Company issued 35,344 shares of non-vested stock to employees and directors which vest over a period of one to five years from the respective grant dates. The per-share fair market value on the date of grant of the non-vested stock issued during the six months ended June 30, 2023 was $97.32 to $134.52, resulting in an aggregate fair value of $4.5 million. During the three months ended June 30, 2023 and 2022, 19,499 and 21,517 shares of non-vested stock, respectively, vested. During the six months ended June 30, 2023 and 2022, 37,161 and 30,596 shares of non-vested stock, respectively, vested.
During the six months ended June 30, 2023, the Company granted performance-based awards that entitle recipients to earn up to 10,000 shares of Company stock if certain performance criteria are achieved over a three-year period. The Company estimated the aggregate fair value of the awards on the grant date to be $0.6 million.
4. CASH AND RESTRICTED CASH
Restricted cash represents those amounts required to be placed in escrow by banks with whom the Company has mortgages and amounts required to be placed into escrow related to the Company’s tenant reinsurance program. Restricted cash is included in other assets in the consolidated balance sheets. The following table provides a reconciliation of cash and restricted cash reported within the consolidated statement of cash flows:

(dollars in thousands)	June 30, 2023	December 31, 2022	June 30, 2022
Cash	$60,006	$24,406	$32,639
Restricted cash	6,246	5,055	5,166
Total cash and restricted cash	$66,252	$29,461	$37,805

5. INVESTMENT IN STORAGE FACILITIES AND INTANGIBLE ASSETS
The following summarizes our activity in storage facilities during the six months ended June 30, 2023:

(dollars in thousands)
Cost:
Beginning balance	$8,171,806
Improvements and equipment additions	40,329
Net increase in construction in progress	10,999
Dispositions	(1,704)
Ending balance	$8,221,430
Accumulated Depreciation:
Beginning balance	$1,170,520
Additions during the period	91,530
Dispositions	(1,089)
Ending balance	$1,260,961
The Company measures the fair value of in-place customer lease intangible assets based on the Company’s experience with customer turnover and the cost to replace the in-place leases. The Company amortizes in-place customer leases on a straight-line basis over 12 months (the estimated future benefit period). The Company measures the value of trade names, which have an indefinite life and are not amortized, by calculating discounted cash flows utilizing the relief from royalty method.
In-place customer leases are included in other assets on the Company’s consolidated balance sheets as follows:

(dollars in thousands)	June 30, 2023	December 31, 2022
In-place customer leases	$118,216	$118,216
Accumulated amortization	(117,411)	(114,005)
Net carrying value at the end of period	$805	$4,211

Amortization expense related to in-place customer leases was $1.4 million and $5.4 million for the three months ended June 30, 2023 and 2022, respectively, and $3.4 million and $11.1 million for the six months ended June 30, 2023 and 2022, respectively, and is included in depreciation and amortization expense in the consolidated statements of operations.
6. UNSECURED LINE OF CREDIT AND TERM NOTES
Borrowings outstanding on our unsecured line of credit and term notes are as follows:

(dollars in thousands)	June 30, 2023	December 31, 2022
Revolving line of credit borrowings	$654,000	$595,000

Term note due April 8, 2024	$175,000	$175,000
Senior term note due July 1, 2026	600,000	600,000
Senior term note due December 15, 2027	450,000	450,000
Term note due July 21, 2028	200,000	200,000
Senior term note due June 15, 2029	350,000	350,000
Senior term note due October 15, 2030	400,000	400,000
Senior term note due October 15, 2031	600,000	600,000
Total term note principal balance outstanding	2,775,000	2,775,000
Less: unamortized debt issuance costs	(12,525)	(13,685)
Less: unamortized senior term note discount	(8,948)	(9,683)
Term notes payable	$2,753,527	$2,751,632
The Company's unsecured amended and restated credit facility includes a revolving credit facility with a limit of $1.25 billion and a maturity date of January 13, 2027. The revolving credit facility bears interest at a variable annual rate equal to Term SOFR plus a 0.10% SOFR adjustment plus a margin based on the Company's credit rating (at June 30, 2023, the margin is 0.775%) and requires an annual facility fee which varies based on the Company's credit rating (at June 30, 2023, the facility fee is 0.15%). The interest rate on the Company’s revolving credit facility at June 30, 2023 was approximately 5.97% (5.20% at December 31, 2022). At June 30, 2023, there was $595.9 million available on the unsecured line of credit. The Company has the option under the credit facility to increase the total aggregate borrowing capacity to $2.0 billion. All outstanding balances on the Company's unsecured amended and restated credit facility were repaid on July 20, 2023 and such facility was terminated at that time.
On October 7, 2021, the Operating Partnership issued $600 million in aggregate principal amount of 2.400% unsecured senior notes due October 15, 2031 (the "2031 Senior Notes"). The 2031 Senior Notes were issued at 0.917% discount to par value. Interest on the 2031 Senior Notes is payable semi-annually in arrears on each April 15 and October 15. Proceeds received upon issuance, net of discount to par of $5.5 million, and underwriting discount and other offering expenses of $5.1 million, totaled $589.4 million.
On September 23, 2020, the Operating Partnership issued $400 million in aggregate principal amount of 2.200% unsecured senior notes due October 15, 2030 (the “2030 Senior Notes”). The 2030 Senior Notes were issued at 0.476% discount to par value. Interest on the 2030 Senior Notes is payable semi-annually in arrears on each April 15 and October 15. Proceeds received upon issuance, net of discount to par of $1.9 million and underwriting and other offering expenses of $3.5 million, totaled $394.6 million.
On June 3, 2019, the Operating Partnership issued $350 million in aggregate principal amount of 4.000% unsecured senior notes due June 15, 2029 (the “2029 Senior Notes”). The 2029 Senior Notes were issued at a 0.524% discount to par value. Interest on the 2029 Senior Notes is payable semi-annually in arrears on each June 15 and December 15. Proceeds received upon issuance, net of discount to par of $1.8 million and underwriting discount and other offering expenses of $3.1 million, totaled $345.1 million.
On December 7, 2017, the Operating Partnership issued $450 million in aggregate principal amount of 3.875% unsecured senior notes due December 15, 2027 (the “2027 Senior Notes”). The 2027 Senior Notes were issued at a 0.477% discount to par value. Interest on the 2027 Senior Notes is payable semi-annually in arrears on each June 15 and December 15. Proceeds received upon issuance, net of discount to par of $2.1 million and underwriting discount and other offering expenses of $4.0 million, totaled $443.9 million.
On June 20, 2016, the Operating Partnership issued $600 million in aggregate principal amount of 3.50% unsecured senior notes due July 1, 2026 (the “2026 Senior Notes”). The 2026 Senior Notes were issued at a 0.553% discount to par value. Interest on the 2026 Senior Notes is payable semi-annually in arrears on each January 1 and July 1. Proceeds received upon issuance, net of discount to par of $3.3 million and underwriting discount and other offering expenses of $5.5 million, totaled $591.2 million.
The 2031 Senior Notes, the 2030 Senior Notes, the 2029 Senior Notes, the 2027 Senior Notes and the 2026 Senior Notes (collectively the "Senior Notes") are all fully and unconditionally guaranteed by the Company. The indenture under which the Senior Notes were issued restricts the ability of the Company and its subsidiaries to incur debt unless the Company and its consolidated subsidiaries comply with a leverage ratio not to exceed 60% and an interest coverage ratio of more than 1.5:1 on all outstanding debt, after giving effect to the incurrence of the debt. The indenture also restricts the ability of the Company and its subsidiaries to incur secured debt unless the Company and its consolidated subsidiaries comply with a secured debt leverage ratio not to exceed 40% after giving effect to the incurrence of the debt. The indenture also contains other financial and customary covenants, including a covenant not to own unencumbered assets with a value less than 150% of the unsecured indebtedness of the Company and its consolidated subsidiaries. At June 30, 2023, the Company was in compliance with such covenants. In July 2023, subsequent to the merger with Extra Space Storage, the Senior Notes were subject to an exchange offer whereby noteholders who elected to participate in the exchange received senior notes of Extra Space Storage with the same interest and maturity terms as the Life Storage Senior Notes. In conjunction with this exchange, the Company entered into a Sixth Supplemental Indenture to eliminate substantially all of the restricted covenants applicable to the Senior Notes and any of the Company's reporting obligations under the Senior Notes, other than those required by applicable law.
On July 21, 2016, the Company entered into a $200 million term note maturing July 21, 2028 bearing interest at a fixed rate of 3.67%. On July 20, 2023, this $200 million term note was redeemed and repaid.
On April 8, 2014, the Company entered into a $175 million term note maturing April 8, 2024 bearing interest at a fixed rate of 4.533%. The interest rate on the term note increases to 6.283% if the Company is not rated by at least one rating agency or if the Company’s credit rating is downgraded. On July 20, 2023, this $175 million term note was redeemed and repaid.
The line of credit and term notes require the Company to meet certain financial covenants, measured on a quarterly basis, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. As a result of the termination of the unsecured amended and restated credit facility and the repayment of the Term Notes subsequent to June 30, 2023, the Company is no longer subject to these covenants.
We believe that if operating results remain consistent with historical levels and levels of other debt and liabilities remain consistent with amounts outstanding at June 30, 2023, the entire availability on the line of credit could be drawn without violating our debt covenants.
The Company’s fixed rate term notes contain a provision that allows for the noteholders to call the debt upon a change of control of the Company at an amount that includes a make whole premium based on rates in effect on the date of the change of control. Such make whole premium totaled $0 for the fixed term notes at the time of redemption and repayment in July 2023.
Deferred debt issuance costs and the discount on the outstanding term notes are both presented as reductions of term notes in the accompanying consolidated balance sheets at June 30, 2023 and December 31, 2022. Amortization expense related to deferred debt issuance costs was $0.9 million and $0.7 million for the three months ended June 30, 2023 and 2022, respectively, and $1.9 million and $1.5 million for the six months ended June 30, 2023 and 2022, respectively, and is included in interest expense in the consolidated statements of operations.
7. MORTGAGES PAYABLE AND DEBT MATURITIES
Mortgages payable at June 30, 2023 and December 31, 2022 consist of the following:

(dollars in thousands)	June 30, 2023	December 31, 2022
4.065% mortgage note due April 1, 2023, secured by one self- storage facility	$—	$3,620
5.26% mortgage note due November 1, 2023, secured by one self-storage facility with an aggregate net book value of $7.8 million, principal and interest paid monthly (effective interest rate 5.58%)	3,523	3,566
4.4625% mortgage notes due December 6, 2024, secured by three self-storage facilities with an aggregate net book value of $53.0 million, principal and interest paid monthly (effective interest rate 3.26%)	22,040	22,169
4.44% mortgage note due July 6, 2025, secured by one self-storage facility with an aggregate net book value of $13.0 million, principal and interest paid monthly (effective interest rate 4.50%)	6,045	6,108
5.99% mortgage note due May 1, 2026, secured by one self- storage facility with an aggregate net book value of $6.1 million, principal and interest paid monthly (effective interest rate 6.68%)	688	795
Total mortgages payable	$32,296	$36,258

On March 31, 2023, the Company paid the remaining outstanding principal balance on the 4.065% mortgage note due April 1, 2023. In July 2023, subsequent to the merger with Extra Space Storage, all remaining mortgages were paid off or defeased.

The table below summarizes the Company’s debt obligations at June 30, 2023. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate term notes and mortgage notes were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These assumptions are considered Level 2 inputs within the fair value hierarchy as described in Note 9. The carrying values of our variable rate debt instruments approximate their fair values as these debt instruments bear interest at current market rates that approximate market participant rates. This is considered a Level 2 input within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company would realize in a current market exchange.

		Expected Maturity Date Including Discount
(dollars in thousands)	2023	2024	2025	2026	2027	Thereafter	Total	Fair Value
Line of credit - variable rate SOFR + 0.775% (5.97% at June 30, 2023)	$—	$—	$—	$—	$654,000	$—	$654,000	$654,000
Notes Payable:
Term note - fixed rate 4.533%	—	175,000	—	—	—	—	175,000	170,899
Term note - fixed rate 3.50%	—	—	—	600,000	—	—	600,000	555,236
Term note - fixed rate 3.875%	—	—	—	—	450,000	—	450,000	416,455
Term note - fixed rate 3.67%	—	—	—	—	—	200,000	200,000	178,615
Term note - fixed rate 4.00%	—	—	—	—	—	350,000	350,000	318,789
Term note - fixed rate 2.20%	—	—	—	—	—	400,000	400,000	311,962
Term note - fixed rate 2.40%	—	—	—	—	—	600,000	600,000	462,221
Mortgage note - fixed rate 5.26%	3,523	—	—	—	—	—	3,523	3,485
Mortgage notes - fixed rate 4.4625%	—	22,040	—	—	—	—	22,040	20,639
Mortgage note - fixed rate 4.44%	63	131	5,851	—	—	—	6,045	5,700
Mortgage note - fixed rate 5.99%	110	229	243	106	—	—	688	681
Total	$3,696	$197,400	$6,094	$600,106	$1,104,000	$1,550,000	$3,461,296

8. DERIVATIVE FINANCIAL INSTRUMENTS
In 2015 and 2016, the Company entered into forward starting interest rate swap agreements to hedge the risk of changes in the interest-related cash flows associated with the potential issuance of fixed rate long-term debt. In conjunction with the issuance of the 2026 Senior Notes (see Note 6), the Company terminated these hedges and settled the forward starting swap agreements for approximately $9.2 million. The $9.2 million has been deferred in Accumulated Other Comprehensive Loss (“AOCL”) and is being amortized as additional interest expense over the ten-year term of the 2026 Senior Notes or until such time as interest payments on the 2026 Senior Notes are no longer probable. Such amortization is included in amortization of debt issuance costs and bond discount in the consolidated statements of cash flows.
The changes in AOCL for the three and six months ended June 30, 2023 and 2022 are summarized as follows:

(dollars in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Accumulated other comprehensive loss beginning of period	$(2,978)	$(3,895)	$(3,207)	(4,124)
Realized loss reclassified from accumulated other comprehensive loss to interest expense	229	229	458	458
Accumulated other comprehensive loss end of period	$(2,749)	$(3,666)	$(2,749)	$(3,666)

9. FAIR VALUE MEASUREMENTS
The Company applies the provisions of ASC Topic 820 “Fair Value Measurements and Disclosures” in determining the fair value of its financial and nonfinancial assets and liabilities. ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
Refer to Note 7 for presentation of the fair values of debt obligations which are disclosed at fair value on a recurring basis.
There are no assets or liabilities carried at fair value measured on a recurring basis on the consolidated balance sheets as of June 30, 2023 and December 31, 2022.
10. INVESTMENT IN JOINT VENTURES
A summary of the Company’s unconsolidated joint ventures is as follows:

Venture	Number of Properties at June 30, 2023	Company common ownership interest at June 30, 2023	Carrying value of investment at June 30, 2023	Carrying value of investment at December 31, 2022
Sovran HHF Storage Holdings LLC (“Sovran HHF”)[1]	37	20%	$62.7 million	$63.6 million
Sovran HHF Storage Holdings II LLC (“Sovran HHF II”)	22	15%	($2.6 million)	($2.4 million)
Life Storage-HIERS Storage LLC (“HIERS”)	17	20%	$14.0 million	$13.7 million
191 V Life Storage Holdings LLC ("191 V")	17	20%	$26.6 million	$27.5 million
GII Life Storage Holdings LLC (“GII”)	13	35%	$47.7 million	$48.6 million
LS HF8 ComRef LLC ("HF8")[2]	3	20%	$11.7 million	$11.9 million
LS HF9 ComRef Texas LLC ("HF9")[3]	4	20%	$13.5 million	$13.7 million
Life Storage HHF Wasatch Holdings LLC ("Wasatch")[4]	16	20%	$56.0 million	$52.8 million
Iskalo Office Holdings, LLC (“Iskalo”)[5]	N/A	49%	($2.3 million)	($2.3 million)
Life Storage Spacemax, LLC ("Spacemax")	6	40%	$13.3 million	$13.7 million
IRE LSI Clutter JV, LLC ("Clutter")[6]	4	10%	$15.0 million	—
Life Storage ArrowMark Venture LLC ("ArrowMark Venture")[7]	N/A	50%	$6.0 million	$5.9 million
Joint ventures with properties in development stage[8]	5	Various	$16.1 million	$16.1 million
Other unconsolidated joint ventures	6	Various	$7.2 million	$7.6 million

[1]	As of June 30, 2023, the carrying value of the Company’s investment in Sovran HHF exceeds its share of the underlying equity in net assets of Sovran HHF by approximately $1.7 million as a result of the capitalization of certain acquisition-related costs in 2008. This difference is included in the carrying value of the investment. In June 2022, Sovran HHF acquired one additional self-storage facility for cash consideration of $33.4 million. The Company made an additional contribution of $6.7 million as the Company's share of this transaction.
[2]	In August 2022, the Company executed a joint venture agreement, LS HF8 ComRef LLC, with an unrelated third-party with the purpose of acquiring and operating self-storage facilities. In October 2022, HF8 acquired three self-storage facilities for a total contractual purchase price of $59.0 million. During 2022, the Company contributed $12.0 million to HF8 as the Company's share of the initial capital investment in the joint venture.
[3]	In October 2022, the Company executed a joint venture agreement, LS HF9 ComRef Texas LLC, with an unrelated third-party with the purpose of acquiring and operating self-storage facilities. In October 2022, HF9 acquired four self-storage facilities for a total contractual purchase price of $67.5 million. During 2022, the Company contributed $13.8 million to HF9 as the Company's share of the initial capital investment in the joint venture.
[4]	In July 2022, the Company executed a joint venture agreement, Life Storage HHF Wasatch Holdings LLC, with an unrelated third-party with the purpose of acquiring and operating self-storage facilities. In September 2022, Wasatch acquired 15 self-storage facilities for a total contractual purchase price of $262.0 million. During 2022, the Company contributed $53.4 million to Wasatch as the Company's share of the initial capital investment in the joint venture. In February 2023, Wasatch acquired one additional self-storage facility for a total contractual purchase price of $22.4 million. During 2023, the Company made an additional contribution of $4.1 million as the Company's share of the cash required to fund this acquisition.
[5]	Iskalo owns the building that houses the Company’s headquarters. The Company paid rent to Iskalo of $0.8 million during each of the six months ended June 30, 2023 and June 30, 2022.
[6]	In April 2023, the Company executed a joint venture agreement, IRE LSI Clutter JV, LLC, with an unrelated third-party with the purpose of acquiring and operating self-storage facilities. In April 2023, Clutter acquired four self-storage facilities for a total contractual purchase price of $150.0 million. During 2023, the Company contributed $15.1 million as the Company's share of the initial capital investment in the joint venture.

[7]	In October 2021, the Company executed a joint venture agreement, Life Storage ArrowMark Venture LLC, with the purpose of arranging and originating mortgage loans to owners of self-storage facilities throughout the United States. During 2022, the Company contributed $4.2 million to ArrowMark Venture as the Company's share of the funding of mortgage loans to third-parties. No contributions were made during 2023.
[8]	The Company has entered into five separate joint ventures, four of which are developing self-storage facilities in the New York City market and one of which is developing a self-storage facility in the Tampa, FL, market. The Company has not made any contributions to these joint ventures during 2023.

Based on the facts and circumstances of each of the Company’s joint ventures, the Company has determined that one of the joint ventures at June 30, 2023 is a variable interest entity (“VIE”) in accordance with ASC 810, “Consolidation.” The Company has consolidated that joint venture as it was determined that the Company has the power to direct the activities of the joint venture and is the primary beneficiary of the joint venture. The Company used the voting model under ASC 810 to determine whether or not to consolidate the remaining joint ventures. Based upon each member’s substantive participation rights over the activities as stipulated in the joint venture agreements, none of the joint ventures evaluated under the voting model are consolidated by the Company. Due to the Company’s significant influence over the operations of each of these joint ventures, all above joint ventures are accounted for under the equity method of accounting.
The carrying values of the Company’s investments in joint ventures are assessed for other-than-temporary impairment on a periodic basis and no such impairments have been recorded on any of the Company’s investments in joint ventures.
As property manager of the self-storage facilities owned by each of the operational joint ventures, the Company earns management and/or call center fees based on a percentage of joint venture gross revenues. These fees earned from joint ventures, which are included in other operating income in the consolidated statements of operations, totaled $3.1 million and $2.6 million for the three months ended June 30, 2023 and 2022, respectively, and $6.3 million and $5.1 million for the six months ended June 30, 2023 and 2022, respectively.
The Company’s share of the unconsolidated joint ventures’ income is as follows:

(dollars in thousands) Venture	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Sovran HHF	$1,033	$1,044	$2,048	$2,004
Sovran HHF II	561	537	1,100	1,012
Other unconsolidated joint ventures	565	333	640	1,016
	$2,159	$1,914	$3,788	$4,032

The Company does not guarantee the debt of any of its equity method investees.
We do not expect to have material future cash outlays relating to these joint ventures outside our share of capital required for future acquisitions of self-storage facilities, our share of capital for the origination of nonrecourse loans by ArrowMark Venture, our share of capital required for the development of properties under construction, and our share of the payoff of secured debt held by these joint ventures.
11. INCOME TAXES
The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended, and will generally not be subject to corporate income taxes to the extent it distributes its taxable income to its shareholders and complies with certain other requirements.
The Company has elected to treat certain of its subsidiaries as taxable REIT subsidiaries. In general, the Company’s taxable REIT subsidiaries may perform additional services for tenants and generally may engage in certain real estate or non-real estate related business. A taxable REIT subsidiary is subject to corporate federal and state income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.
The Company recorded federal and state income tax expense of $1.1 million and $2.2 million for the three and six months ended June 30, 2023, respectively. The amount for the three months ended June 30, 2023 is included in general and administrative expenses in the consolidated statements of operations. Of the amount for the six months ended June 30, 2023, $0.3 million is included in gain on sale of non-real estate assets while the remainder is included in general and administrative expenses in the consolidated statements of operations. The Company recorded federal and state income tax expense of $1.5 million and $1.9 million for the three and six months ended June 30, 2022, respectively. Of these amounts, $0.7 million is included in gain on sale of non-real estate assets while the remainder is included in general and administrative expenses in the consolidated statements of operations. At June 30, 2023 and 2022, there were no material unrecognized tax benefits, and the Company had no interest or penalties relating to uncertain tax positions during the periods then ended. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. Income taxes payable by the Company and the net deferred tax liabilities of our taxable REIT subsidiaries are classified within accounts payable and accrued liabilities in the consolidated balance sheets, while prepaid income taxes are classified within prepaid expenses. As of June 30, 2023, the Company’s taxable REIT subsidiaries have deferred tax assets totaling $0.6 million and a deferred tax liability of $2.2 million. As of December 31, 2022, the Company’s taxable REIT subsidiaries had deferred tax assets of $0.5 million and a deferred tax liability of $2.0 million. The tax years 2019-2022 remain open to examination by the major taxing jurisdictions to which the Company is subject.
The Tax Cuts and Jobs Act (the “TCJA”) was enacted on December 20, 2017. The TCJA significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their shareholders. Under the TCJA, the corporate income tax rate is reduced from a maximum rate of 35% to a flat 21% rate. The reduced corporate income tax rate, which is effective for taxable years beginning after December 31, 2017, applies to income earned by our taxable REIT subsidiaries.
12. EARNINGS PER SHARE
The Company reports earnings per share data in accordance ASC Topic 260, “Earnings Per Share.” Under ASC Topic 260-10, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. The Company has calculated its basic and diluted earnings per share/unit using the two-class method.
The following table sets forth the computation of the Company's basic and diluted earnings per common share utilizing the two-class method.

(in thousands except per share data)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Numerator:
Net income attributable to common shareholders	$80,773	$92,264	$162,381	$165,839
Net income attributable to Preferred OP Unit distribution	(330)	—	—	—
Net income attributable to outstanding common shares	$80,443	$92,264	$162,381	$165,839
Denominator:
Denominator for basic earnings per share – weighted average shares	84,978	84,270	84,957	83,957
Effect of Dilutive Securities:
Stock options and non-vested stock	188	158	315	176
Denominator for diluted earnings per share – adjusted weighted average shares and assumed conversion	85,166	84,428	85,272	84,133
Basic earnings per common share attributable to common shareholders	$0.95	$1.09	$1.91	$1.98
Diluted earnings per common share attributable to common shareholders	$0.94	$1.09	$1.90	$1.97

Not included in the effect of dilutive securities above are 142,312 unvested restricted shares for the three months ended June 30, 2023, and 140,541 unvested restricted shares for the three months ended June 30, 2022, because their effect would be antidilutive. Not included in the effect of dilutive securities above are 143,652 unvested restricted shares for the six months ended June 30, 2023, and 131,989 unvested restricted shares for the six months ended June 30, 2022, because their effect would be antidilutive. Additionally, the effect of 3,590,603 preferred noncontrolling redeemable Operating Partnership Units is not included in the effect of dilutive securities above for the three and six months ended June 30, 2022 as such Units were not redeemable at June 30, 2022.

13. SHAREHOLDERS’ EQUITY
The following is a reconciliation of the changes in the Company’s total shareholders’ equity for the six months ended June 30, 2023:

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Dividends in Excess of Net Income	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance December 31, 2022	$850	$3,886,317	$(261,510)	$(3,207)	$3,622,450
Net impact of restricted stock issued and surrendered for taxes	1	(3,221)	—	—	(3,220)
Deferred compensation of Directors	—	30	—	—	30
Earned portion of non-vested stock	—	1,764	—	—	1,764
Adjustment to redemption value on noncontrolling redeemable Operating Partnership Units	—	—	(35,640)	—	(35,640)
Net income attributable to common shareholders	—	—	81,608	—	81,608
Amortization of terminated hedge included in AOCL	—	—	—	229	229
Dividends	—	—	(102,028)	—	(102,028)
Balance March 31, 2023	851	3,884,890	(317,570)	(2,978)	$3,565,193
Net impact of restricted stock issued and surrendered for taxes	—	(830)	—	—	(830)
Deferred compensation of Directors	—	30	—	—	30
Earned portion of non-vested stock	—	1,911	—	—	1,911
Exercise of stock options	—	1,116	—	—	1,116
Net impact of options exercised and surrendered for taxes	—	(477)	—	—	(477)
Adjustment to redemption value on noncontrolling redeemable Operating Partnership units	—	—	(12,594)	—	(12,594)
Net income attributable to common shareholders	—	—	80,773	—	80,773
Amortization of terminated hedge included in AOCL	—	—	—	229	229
Dividends	—	—	(102,171)	—	(102,171)
Balance June 30, 2023	$851	$3,886,640	$(351,562)	$(2,749)	$3,533,180

The following is a reconciliation of the changes in the Company’s total shareholders’ equity for the six months ended June 30, 2022:

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Dividends in Excess of Net Income	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance December 31, 2021	$836	$3,697,000	$(314,713)	$(4,124)	$3,378,999
Net proceeds from issuance of common stock	7	92,764	—	—	92,771
Exercise of stock options	—	173	—	—	173
Earned portion of non-vested stock	—	1,661	—	—	1,661
Adjustment to redemption value on noncontrolling redeemable Operating Partnership units	—	—	10,924	—	10,924
Net income attributable to common shareholders	—	—	73,575	—	73,575
Amortization of terminated hedge included in AOCL	—	—	—	229	229
Dividends	—	—	(83,637)	—	(83,637)
Balance March 31, 2022	843	3,791,598	(313,851)	(3,895)	3,474,695
Net proceeds from issuance of common stock	1	7,864	—	—	7,865
Earned portion of non-vested stock	—	1,743	—	—	1,743
Carrying value less than redemption value on redeemed noncontrolling interest	—	(2)	—	—	(2)
Adjustment to redemption value on noncontrolling redeemable Operating Partnership units	—	—	27,930	—	27,930
Net income attributable to common shareholders	—	—	92,264	—	92,264
Amortization of terminated hedge included in AOCL	—	—	—	229	229
Dividends	—	—	(84,363)	—	(84,363)
Balance June 30, 2022	$844	$3,801,203	$(278,020)	$(3,666)	$3,520,361

On June 15, 2021, the Company entered into a continuous equity offering program ("2021 Equity Program") with multiple sales agents pursuant to which the Company was permitted to sell up to $500 million in aggregate offering price of shares of the Company's common stock. The 2021 Equity Program was replaced on August 11, 2022 when the Company entered into a new continuous equity offering program ("2022 Equity Program") with multiple sales agents pursuant to which the Company is permitted to sell up to $1 billion in aggregate offering price of shares of the Company's common stock. Actual sales under this continuous equity offering program will depend on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Company’s common stock, and determinations of the appropriate sources of funding for the Company. The Company expects to offer, sell and issue shares of common stock under this equity program from time to time based on various factors and conditions, although the Company is under no obligation to sell any shares under this equity program. The 2021 Equity Program and the 2022 Equity Program are referred to collectively as the "Equity Programs."

During the six months ended June 30, 2023, the Company did not issue any shares of common stock under the Equity Programs.

During the six months ended June 30, 2022, the Company issued 742,448 shares of common stock under the Equity Programs at a weighted average issue price of $136.96 per share, generating net proceeds of $100.7 million after deducting $1.0 million of sales commissions paid to the sales agents (all other related expenses were minor during the period). The Company used such proceeds to fund a portion of the 31 storage facilities acquired during the six months ended June 30, 2022.

On August 2, 2017, the Company’s Board of Directors authorized the repurchase of up to $200 million of the Company’s outstanding common shares (“Buyback Program”). The Buyback Program allows the Company to purchase shares of its common stock in accordance with applicable securities laws on the open market, through privately negotiated transactions, or through other methods of acquiring shares. The Buyback Program may be suspended or discontinued at any time. The Company did not repurchase any outstanding common shares under the Buyback Program during the six months ended June 30, 2023 or during the six months ended June 30, 2022.
In 2013, the Company implemented a Dividend Reinvestment Plan which was suspended by the Company’s Board of Directors in 2017. As a result, the Company did not issue any shares under the Dividend Reinvestment Plan during the six months ended June 30, 2023 and 2022.

14. COMMITMENT AND CONTINGENCIES
The Company’s lease population is comprised of leases for land and/or buildings in which certain of the Company’s self-storage facilities operate, as well as leases of warehousing and corporate office space. All leases where the Company is the lessee qualify as operating leases and the Company does not have any financing leases as of June 30, 2023. At June 30, 2023 and December 31, 2022, the Company’s aggregate right-of-use assets total $16.7 million and $17.4 million, respectively, and are included in other assets on the consolidated balance sheets. The related lease liabilities at June 30, 2023 and December 31, 2022 total $16.1 million and $17.1 million, respectively, and are included in accounts payable and accrued liabilities on the consolidated balance sheets.
Expenses related to operating leases totaled $0.7 million for both the three months ended June 30, 2023 and 2022 and $1.3 million for both the six months ended June 30, 2023 and 2022. At June 30, 2023, the weighted average remaining lease term and weighted average discount rate for the Company’s operating leases were 9.1 years and 4.66%, respectively.
At June 30, 2023, the Company had approximately $20.2 million of operating lease commitments, excluding variable consideration. The undiscounted future minimum lease payments are summarized by year in the table below:

(in thousands)
2023	$1,037
2024	2,584
2025	2,402
2026	2,483
2027	2,524
Thereafter	9,173
Total	$20,203

The difference between the amounts included in the table above and the aggregate lease liability recorded in the accompanying consolidated balance sheet at June 30, 2023 is the result of the impact of the discount rate on future minimum lease payments.

At June 30, 2023, the Company was under contract to acquire three self-storage facilities for an aggregate purchase price of $60.0 million. The purchase of these self-storage facilities is subject to customary conditions to closing, and there is no assurance that these facilities will be acquired. Such contracts were transferred to Extra Space upon completion of the Mergers.
At June 30, 2023, the Company had signed contracts in place with third-party contractors for expansion and enhancements at its existing facilities. The Company expected to pay $48.8 million under these contracts in 2023 and 2024. Such contracts were transferred to Extra Space upon completion of the Mergers.
15. SUBSEQUENT EVENTS
On April 2, 2023, the Company entered into an agreement and plan of merger, as amended May 18, 2023, (the "Merger Agreement") by and among the Company, the Operating Partnership, Extra Space Storage Inc. ("Extra Space"), Extra Space Storage LP ("Extra Space OP"), Eros Merger Sub, LLC ("Eros Merger Sub") and Eros OP Merger Sub, LLC ("Eros OP Merger Sub"), pursuant to which Eros Merger Sub would merge with and into the Company (the "Company Merger"), with the Company surviving the Company Merger and remaining a wholly owned subsidiary of Extra Space and following certain conversion and contribution transactions, Eros OP Merger Sub would merge with and into the Operating Partnership (the "Partnership Merger" and together with the Company Merger, the "Mergers"), with the Operating Partnership surviving the Partnership Merger and becoming a wholly-owned subsidiary of Extra Space OP. At the effective time of the Company Merger on July 20, 2023 (the "Company Merger Effective Time"), each share of common stock of the Company outstanding immediately prior to the Company Merger Effective Time was automatically converted into the right to receive 0.895 shares of Extra Space common stock. Additionally, each share of restricted Company common stock that was issued and outstanding immediately prior to the Company Merger Effective Time, as of immediately prior to the Company Merger Effective Time, fully vested. Each performance stock unit with respect to shares of Company common stock that was outstanding as of immediately prior to the Company Merger Effective Time, as of immediately prior to the Company Merger Effective Time, accelerated and vested with respect to the Company performance stock units that would have vested based on the actual achievement of the applicable performance conditions over the truncated performance period ending on the closing date of the Company Merger, determined in accordance with the terms of the applicable award agreement.
The respective boards of directors of the Company and Extra Space approved the Merger Agreement and the Mergers closed on July 20, 2023, subsequent to (a) the approval of the Company Merger and other transactions contemplated by the Merger Agreement by the holders of at least two-thirds of the Company's common stock, (b) the approval of the issuance of Extra Space common stock in the Company Merger by a majority of the votes cast by the holders of Extra Space common stock on such matter, (c) the shares of Extra Space common stock to be issued in the Company Merger being approved for listing on the New York Stock Exchange, (d) the Form S-4 to be filed by Extra Space to register the offer and sale of shares of Extra Space common stock to be issued in the Company Merger becoming effective, (e) the absence of any temporary restraining order, injunction or other legal order, and no law being enacted, which would have had the effect of making illegal or otherwise prohibiting the consummation of the Mergers, (f) the receipt of certain legal opinions by each of the Company and Extra Space and (g) other customary conditions specified in the Merger Agreement.

In connection with the Mergers, the Company incurred approximately $187 million of related advisory fees, legal fees, other professional fees, and other costs which were paid during 2023, of which approximately $21 million was included in administrative expenses through June 30, 2023.
As discussed in Notes 6 and 7, subsequent to the Extra Space Mergers in July 2023, all outstanding balances on the Company's unsecured amended and restated credit facility were repaid and such facility was terminated at that time, all mortgages were either paid off or defeased, both term notes were redeemed and repaid, and the outstanding Senior Notes were subject to an exchange offer whereby noteholders would receive senior notes of Extra Space Storage with the same interest and maturity terms as the Life Storage Senior Notes.
On July 3, 2023, the Company declared a quarterly dividend of $0.90 per common share. The dividend was paid on July 19, 2023 to shareholders of record on July 13, 2023. The total dividend paid amounted to $76.6 million.